November 30, 2010

United States Securities and Exchange Commission

The undersigned, Don R. Woody, PG of Woody Enterprises, hereby states as follows:

I co-authored the reports entitled “Technical Report on the Arkose Mining Venture Project, Campbell and Johnson Counties, Wyoming, U.S.A., dated February 27, 2008,” “Technical Report- The Hank Unit Property, Campbell County, Wyoming, U.S.A., dated May 1, 2008,” and authored the report entitled “Technical Report on the West North-Butte Satellite Properties, Campbell County, Wyoming, U.S.A., dated December 9, 2008” (the “Technical Reports”) for Uranerz Energy Corporation (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 15, 2010 (the “Form 10-K”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (333-160504) and in the related prospectus of the Company dated August 21, 2009, as supplemented by the prospectus supplement dated November 30, 2010, of the Technical Reports, the summary information concerning the Technical Reports, and the reference to my name included with such information, as set forth in the prospectus, the prospectus supplement and the Form 10-K.

Sincerely,

/s/ Don R. Woody
Don R. Woody, PG